Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 110 to Registration Statement No. 002-52322 on Form N-1A of our report dated June 18, 2010, relating to the financial statements and financial highlights of Fidelity Large Cap Stock Fund; and of our reports each dated June 17, 2010, for Fidelity Small Cap Discovery Fund, Fidelity Mid-Cap Stock Fund, and Fidelity Small Cap Stock Fund, each appearing in the Annual Report on Form N-CSR of Fidelity Commonwealth Trust for the year ended April 30, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 25, 2010